Exhibit 10.24

Certain information has been excluded from this exhibit because it (i) is not material and (ii) is private and confidential.

December 16, 2025

Robert Blair

Viasat, Inc.

Re: Performance Award

Dear Robert:

In furtherance of incentivizing you to continue your employment with Viasat, Inc. (the “Company”) and in recognition of your extraordinary efforts towards [*****], we are offering you a performance award of $1,250,000 (the “Performance Award”) upon the terms set forth in this letter agreement. In order to be eligible for the Performance Award, you must sign and return this letter agreement to William Gentry by December 23, 2025, acknowledging your agreement to the terms of this letter agreement.

If you accept this offer, then (i) on the first regularly scheduled payroll date that occurs following the day you execute this letter agreement, we will pay to you $600,000 of the Performance Award (the “First Installment”), (ii) [*****], we will pay to you $150,000 (the “Second Installment”), and (iii) on April 1, 2026 (or the first regularly scheduled payroll date that occurs following such date), we will advance you $500,000 (the “Retention Payment”). [*****]

Except as set forth in this letter agreement, your eligibility to receive (and, with respect to the Retention Payment, retain) the Performance Award pursuant to this letter agreement requires your continued employment in good standing through the date of the applicable payment and, with respect to the Retention Payment, through the last day of the Retention Period (as defined below). For purposes of this letter agreement, the “Retention Period” means the period commencing on the date of this letter agreement and ending on March 31, 2028. Except as set forth in this letter agreement, if you remain employed in good standing during the Retention Period, then you will no longer have to repay any portion of the Retention Payment.

If you are terminated by the Company without Cause (as defined below), you resign for Good Reason (as defined below), or your employment with the Company is terminated due to your death or Disability (as defined below), or in the event of a Change in Control (as defined below), in each case during the Retention Period, then you will not have to repay any portion of the Retention Payment (to the extent previously paid to you) and you will be eligible to receive any unpaid portion of your Performance Award. Any payment pursuant to this paragraph will be subject to your execution and non-revocation of a general release of claims in such form as may be reasonably required by the Company in its sole discretion (the “Release”), which becomes effective within sixty (60) days following the date of such termination (except in the case of your death). In the event of such a termination, the portion of your Performance Award payable pursuant to this paragraph as a result of your termination, if any, will be paid within ten (10) days following the effective date of your Release (or, in the event of your death, within ten (10) days following your date of death to your estate or designated beneficiaries).

However, should you resign other than for Good Reason or be terminated for Cause prior to a Change in Control and prior to the payment of any portion of the Performance Award, you will forfeit your right to receive the unpaid portion of the Performance Award. In addition, should you resign other than for Good Reason or be terminated for Cause following your receipt of the Retention Payment and during the Retention Period (but prior to a Change in Control), you will be required to repay to the Company a prorated portion of the Retention Payment equal to (i) the Retention Payment, multiplied by (ii) a proration factor determined by dividing (A) the number of days remaining in the Retention Period following your date of termination, divided by (B) the total number of days in the Retention Period. If you are required to repay any portion of the Retention Payment, then you agree to do so promptly, but in no event more than sixty (60) days following your termination. You hereby agree that any such repayment obligation may be satisfied, at the Company’s election, by offsetting any or all of such repayment obligation by amounts otherwise then due to you from the Company. However, the Company will not reduce any compensation if doing so would violate applicable law or would result in penalty taxes under Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves all other rights and remedies available to recoup any portion of the Retention Payment advanced under this letter agreement, including the right to file a legal claim in court.

For purposes of this letter agreement, the following terms shall apply:

“Cause,” “Change in Control,” “Disability” and “Good Reason” will have the meanings given to such terms in the Severance Agreement dated December 1, 2024 between you and the Company (the “Severance Agreement”) or the Change in Control Severance Agreement dated December 1, 2024 between you and the Company (the “Change in Control Severance Agreement”).

The Performance Award will be paid less required tax withholdings. The payments and benefits under this letter agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in accordance with such intent. The Performance Award described herein is a one-time non-recurring special bonus, independent of all other compensation, and will not be taken into account for purposes of future compensation entitlements or count toward or be considered in determining any payments or benefits under any other plan, program or agreement of the Company. For the avoidance of doubt, any severance payments that may become due to you under and in accordance with the terms of the Severance Agreement, the Change in Control Severance Agreement, or any other severance plan, program or agreement in which you participate from time to time shall not be reduced by all or any portion of the Performance Award (other than to offset any repayment obligation you may have with respect to the Performance Award as described above).

This letter agreement does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

Any notice required or permitted by this letter agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery upon the moment of such delivery; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to you at the most recent address set forth on the Company’s personnel records and to the Company at its principal place of business, to the attention of the Chief People Officer, or such other address as either party may specify in writing.

The information provided in this letter agreement is personal. The Company intends to treat it with the same degree of confidentiality that we treat other compensation information, and, other than as permitted or required by applicable law, asks that you treat it in the same manner and not discuss the specifics of this letter agreement with others.

The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). This letter agreement represents the entire agreement and understanding between the parties hereto and supersedes all prior or contemporaneous agreements with respect to the subject matter of this letter agreement. No waiver, alteration, or modification of any of the provisions of this letter agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter agreement will continue in full force and effect without said provision or portion of provision. The remainder of this letter agreement shall be interpreted so as best to effect the intent of the parties. This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Please indicate your acceptance of the provisions of this letter agreement by signing the enclosed copy of this letter agreement and returning it to William Gentry no later than December 23, 2025.

Very truly yours,

William Gentry

Head of Executive Compensation

Agreed and accepted:

/s/ Robert Blair

Signature

Robert Blair

Print Name

Date: December 16, 2025